Exhibit 99.1

Press Release

Shire announces third quarter earnings and reiterates full year guidance.

Strong commercial execution and pipeline progression.

October 23, 2015 – Shire (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the three months to September 30, 2015.

Financial Highlights	Q3 2015	Growth(1)	Non GAAP CER(1)(2)
Product sales	$1,577 million	+2%	+6%
Product sales excluding INTUNIV®	$1,559 million	+7%	+12%
Total revenues	$1,655 million	+4%	+8%
Non GAAP operating income	$725 million	+1%	+6%
US GAAP operating income from continuing operations	$456 million	-20%
Non GAAP EBITDA margin (excluding royalties & other revenues)(3)	43%	-3pps(4)
US GAAP net income margin(5)	27%	-3pps
Non GAAP diluted earnings per ADS	$3.24	+11%	+15%
US GAAP diluted earnings per ADS	$2.29	-6%
Non GAAP cash generation	$588 million	-4%
Non GAAP free cash flow	$539 million	-6%
US GAAP net cash provided by operating activities	$561 million	-5%

(1) Percentages compare to equivalent 2014 period.

(2) On a Constant Exchange Rate (“CER”) basis, which is a Non GAAP measure.

(3) Non GAAP earnings before interest, tax, depreciation and amortization (“EBITDA”) as a percentage of product sales, excluding royalties and other revenues.

(4) Percentage point change (“PPS”).

(5) US GAAP net income as a percentage of total revenues.

The Non GAAP financial measures included within this release are explained on pages 30 - 31, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 22 - 28.

Highlights:

•	Q3 product sales growth of 7% excluding INTUNIV (12% on a Non GAAP CER basis) driven by strong performance from VYVANSE® and the Hereditary Angioedema (“HAE”) portfolio, CINRYZE® and FIRAZYR®.

•	NPS Pharmaceuticals’ (“NPS”) products continue to benefit from Shire’s rare disease and gastrointestinal expertise, with the strong US launch of NATPARA® and GATTEX®/REVESTIVE® performing well.

•	Strength of intellectual property surrounding VYVANSE affirmed; Court of Appeals for the Federal Circuit upholds lower court’s summary judgment ruling that certain claims of the patents protecting VYVANSE are valid and infringed, preventing Abbreviated New Drug Application (“ANDA”) defendants from launching generic versions of VYVANSE until patent expirations in 2023.

•	Pipeline continues to advance, with European approval for INTUNIV and US Fast Track designation for the study of CINRYZE in antibody-mediated rejection (“AMR”) for transplant recipients. Multiple Phase 3 trials expected to start Q4 2015/early-to-mid 2016, including SHP620 for cytomegalovirus (“CMV”) infection in transplant patients, SHP621 for Eosinophilic Esophagitis (“EoE”), and CINRYZE in AMR.

•	On October 16, 2015, the US Food and Drug Administration (“FDA”) issued a complete response letter requesting an additional clinical study to support the new drug application for lifitegrast as a treatment for the signs and symptoms of dry eye disease in adults. An additional Phase 3 study, OPUS-3, has recently been completed, and topline results are expected before year-end; if positive, data from OPUS-3 will be used to support resubmission in the first quarter of 2016.

•	Acquisition of Foresight Biotherapeutics further demonstrates Shire’s commitment to building a leadership position in ophthalmology, with the potential for SHP640 (formerly FST-100) to become the first agent to treat both viral and bacterial conjunctivitis.

•	Shire continues to believe the proposed Baxalta acquisition represents a highly strategic combination to create a global rare diseases leader delivering an expected $20 billion in sales by 2020, with an opportunity to create significant shareholder value.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Flemming Ornskov, M.D. Chief Executive Officer, commented:

“In the third quarter, Shire maintained momentum while advancing the pipeline and investing for the future. VYVANSE again performed strongly in the adult market and we continued to demonstrate leadership in rare diseases, with the growth of our HAE assets, CINRYZE and FIRAZYR, and the strong performance of the recently launched NPS products NATPARA and GATTEX/REVESTIVE. These recent launches and our ongoing success enable us to invest in future growth drivers, including several programs that are preparing to enter Phase 3 in the months ahead.  As we progress our ambition to be a rare diseases leader, we continue to believe the proposed acquisition of Baxalta represents a highly strategic combination, delivering an expected $20 billion in sales by 2020 and a world-leading rare diseases portfolio. Based on the strength of our core business, we are reiterating our recently upgraded full year Non GAAP diluted EPS guidance of mid-to-high single digit growth.”

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FINANCIAL SUMMARY

Third Quarter 2015 Unaudited Results

	Q3 2015			Q3 2014
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	1,655	-	1,655	1,597	-	1,597
Operating income	456	269	725	572	145	717

Diluted earnings per ADS	$2.29	$0.95	$3.24	$2.43	$0.50	$2.93

•	Product sales excluding INTUNIV were up 7% (up 12% on a Non GAAP CER basis), with strong growth from VYVANSE(1) (up 20% to $427 million), CINRYZE (up 29% to $188 million) and FIRAZYR (up 25% to $123 million). Products acquired with NPS continued to gain positive momentum with $43 million of GATTEX/REVESTIVE sales and $7 million of NATPARA sales.

As anticipated, product sales growth in Q3 2015 was also held back by approximately 4 percentage points due to foreign exchange headwinds from the strong US dollar, primarily affecting sales of ELAPRASE®, REPLAGAL® and VPRIV®. Sales of ELAPRASE and REPLAGAL were further negatively impacted by the timing of large shipments to markets which order less frequently.

•	Total product sales including INTUNIV were up 2% on Q3 2014 (up 6% on a Non GAAP CER basis) at $1,577 million (Q3 2014: $1,552 million), as total product sales in Q3 2015 were held back by significantly lower INTUNIV sales (down 81% to $18 million) following the introduction of generic competition from December 2014.

•	Total revenues were up 4% to $1,655 million (Q3 2014: $1,597 million), as Q3 2015 benefited from higher royalties, primarily due to the inclusion of SENSIPAR® royalties acquired with NPS.

•	On a Non GAAP basis:

Operating income increased 1% to $725 million (Q3 2014: $717 million) as a result of higher total revenues, partially offset by higher combined R&D and SG&A costs (up 5%). Compared to Q3 2014, R&D costs increased by 11% due to continued investment in existing pipeline programs including lifitegrast and the inclusion of NPS operating costs. SG&A costs increased by 3% due to the inclusion of NPS operating costs.

Non GAAP EBITDA margin (excluding royalties and other revenues) was 43%, down 3 percentage points compared to Q3 2014 (Q3 2014: 46%).

On a US GAAP basis (from continuing operations):

Operating income was down 20% to $456 million (Q3 2014: $572 million), as a result of higher net charges of approximately $60 million on the re-measurement of contingent consideration liabilities primarily in relation to the acquisition of Lumena Pharmaceuticals, Inc. (“Lumena”), and higher intangible asset amortization charges relating to assets acquired with NPS.

•	Non GAAP diluted earnings per American Depository Share (“ADS”) increased 11% to $3.24 (Q3 2014: $2.93) primarily due to the higher Non GAAP operating income and a lower effective tax rate on Non GAAP income.

On a US GAAP basis diluted earnings per ADS decreased 6% to $2.29 (Q3 2014: $2.43) primarily due to lower US GAAP operating income.

•	Cash generation, a Non GAAP measure, was 4% lower at $588 million (Q3 2014: $612 million). Cash generation was lower due to the timing and quantum of operating expense payments including costs relating to integration and reorganization activities. Cash generation in Q3 2014 included payments of $59 million in respect of the final agreement with the US Government relating to previously disclosed civil investigations.

(1) Lisadexamfetamine dimesylate (“LDX”) currently marketed as VYVANSE in the US & Canada, VENVANSE® in Latin America and ELVANSE® in certain territories in the EU for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”) and in the US for the treatment of moderate to severe Binge Eating Disorder (“BED”) in adults.

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Free cash flow, a Non GAAP measure, was down 6% to $539 million (Q3 2014: $575 million) due to the effect of lower cash generation and higher interest and tax payments in Q3 2015 as compared to Q3 2014.

On a US GAAP basis, net cash provided by operating activities was down 5% to $561 million (Q3 2014: $593 million).

•	Net debt, a Non GAAP measure, at September 30, 2015 was $2,045 million (December 31, 2014: Net cash of $2,119 million) reflecting the use of cash and cash equivalents and borrowings incurred to fund the acquisition of NPS.

On a US GAAP basis, cash and cash equivalents were $45 million at September 30, 2015 (December 31, 2014: $2,982 million).

OUTLOOK

Following our performance in the first nine months of this year, we are reiterating our expectation that we will deliver Non GAAP diluted earnings per ADS growth in the mid-to-high single digits in 2015.

On a Non GAAP CER basis we continue to expect product sales growth in the high single digits. When excluding INTUNIV, we expect product sales to increase in the low teens on a Non GAAP CER basis.

On a reported basis, product sales are expected to grow 4-5%. The exchange rate impact is expected to be approximately 3-4% for the full year, most significantly impacting ELAPRASE, REPLAGAL and VPRIV sales.

We expect royalties and other revenues growth to end the year towards the upper end of our 45-55% guidance.

We continue to expect that our Non GAAP gross margin will be in line with 2014 (2014: 85.8%).

We continue to expect combined Non GAAP R&D and SG&A to increase in the high single digits.

We expect our Non GAAP net interest and other expense to be broadly in line with 2014 levels.

We continue to expect our effective tax rate on Non GAAP income to be in the range of 15-17%, before reverting to the 17-19% range in 2016 and beyond.

Taken together, we reiterate our full year Non GAAP diluted earnings per ADS guidance of mid-to-high single digit growth in 2015 (low double digit growth on a CER basis).

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THIRD QUARTER 2015 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

INTUNIV – for the treatment of ADHD in the European Union

•	On September 21, 2015 Shire announced that the European Commission granted Marketing Authorization for once-daily, non-stimulant INTUNIV (guanfacine hydrochloride prolonged release tablets) for the treatment of ADHD in children and adolescents 6 to 17 years old for whom stimulants are not suitable, not tolerated or have been shown to be ineffective. INTUNIV must be used as a part of a comprehensive ADHD treatment program, typically including psychological, educational and social measures.

Pipeline

SHP606 (lifitegrast) – for the treatment of dry eye disease (“DED”)

•	On October 16, 2015 the FDA requested an additional clinical study as part of a complete response letter (“CRL”) to the Company’s new drug application for lifitegrast for the signs and symptoms of DED in adults. Shire has recently completed a Phase 3 study of lifitegrast, OPUS-3, that is expected to be the basis of Shire’s response to the CRL. The FDA also requested more information related to product quality, which Shire will address in the CRL response. Topline results of OPUS-3 are expected before year-end and, if positive, the Company plans to submit these data as part of a resubmission to the FDA during the first quarter of 2016.

CINRYZE – for the treatment of subcutaneous administration in HAE

•	On October 16, 2015 Shire submitted an Investigational New Drug application for CINRYZE subcutaneous administration in HAE to the FDA. If accepted, Shire plans to initiate a Phase 3 program in Q4 2015.

FIRAZYR – for the treatment of ACE inhibitor-induced Angioedema (“ACE-I AE”)

•	In September 2015, the CAMEO study which compared FIRAZYR versus placebo in patients with moderate-severe ACE-I AE did not meet its primary or key secondary endpoints. The primary efficacy endpoint, Time to Meeting Discharge Criteria, was not statistically different between treatment groups. The key secondary efficacy endpoint, Time to Onset of Symptom Relief, was not statistically different between treatment groups. Subgroup analysis demonstrated no significant treatment differences by age, race, attack severity, weight, body mass index, and geographic region. Based upon this data, Shire does not plan on pursuing further development of FIRAZYR in this indication.

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OTHER THIRD QUARTER 2015 DEVELOPMENTS

Acquisition of Foresight Biotherapeutics Inc. (“Foresight”)

•	On August 3, 2015 Shire announced that it acquired New York-based, privately held Foresight for $300 million. With the acquisition, Shire acquired the global rights to FST-100 (now known as SHP640), a therapy in late-stage development for the treatment of infectious conjunctivitis, an ocular surface condition commonly referred to as pink eye. If approved FST-100 has the potential to become the first agent to treat both viral and bacterial conjunctivitis. This acquisition further strengthens Shire’s late-stage pipeline and further demonstrates Shire’s commitment to building a leadership position in ophthalmics.

Agreement with Sanquin Blood Supply

•	On August 25, 2015 Shire announced it has entered into an agreement with Sanquin Blood Supply, the manufacturer of CINRYZE (C1 esterase inhibitor [human]), providing Shire access to its manufacturing technology and allowing Shire to source additional manufacturers to meet the growing demand for CINRYZE.

Agreement with Lumena

•	On September 25, 2015 Shire reached agreement with the former shareholders of Lumena to terminate all future contingent milestone payments or obligations contemplated by the original share purchase agreement in exchange for $90 million. Shire is currently analyzing the results of Phase 2 trials for SHP625 in Primary Biliary Cirrhosis, Progressive Familial Intrahepatic Cholestasis and Alagille Syndrome as well as a Phase 1b multiple dose study in SHP626 for the treatment of nonalcoholic steatohepatitis and continues to assess a path forward for these programs.

Agreement with Sangamo

•	On September 1, 2015 Shire and Sangamo BioSciences, Inc. (“Sangamo”) agreed to revise the collaboration and license agreement originally entered into in January 2012 to expedite the development of ZFP Therapeutics for haemophilia A and B and Huntington's disease. Under the revised terms, Shire has returned to Sangamo the exclusive world-wide rights to gene targets for the development, clinical testing and commercialization of ZFP Therapeutics for haemophilia A and B, and has retained rights and will continue to develop ZFP Therapeutic clinical leads for Huntington's disease and a ZFP Therapeutic for one additional gene target. Each company will be responsible for expenses associated with its own programs and will reimburse the other for any ongoing services provided. Sangamo has granted Shire a right of first negotiation to license the haemophilia A and B programs. No milestone payments will be made on any program and each company will pay certain royalties to the other on commercial sales up to a specified maximum cap.

Proposed combination with Baxalta Incorporated

•	On August 4, 2015 Shire announced that on July 10, 2015 it made a proposal to Baxalta Incorporated (NYSE:BXLT) to combine the companies. Shire continues to support this highly strategic combination to create a global rare disease leader delivering an expected $20 billion in sales by 2020, with an opportunity to create significant shareholder value.

Legal Proceedings

Appeals Court Affirms Shire’s VYVANSE (lisdexamfetamine dimesylate) Patents Are Valid Until 2023

•	On September 24, 2015 Shire announced that the Court of Appeals of the Federal Circuit had upheld the summary judgment ruling of the US District Court for the District of New Jersey that certain claims of the patents protecting VYVANSE (lisdexamfetamine dimesylate) are valid. Shire’s lawsuit included all of the known pharmaceutical manufacturers that filed ANDAs with the FDA seeking to market generic versions of VYVANSE, along with their Active Pharmaceutical Ingredient (“API”) manufacturer of lisdexamfetamine dimesylate API. The ANDA defendants are Actavis LLC/Actavis Elizabeth LLC; Amneal Pharmaceuticals, LLC; Mylan Pharmaceuticals Inc./Mylan Inc.; Roxane Laboratories Inc.; and Sandoz Inc. The API manufacturer and supplier to each of the ANDA defendants is Johnson Matthey Inc./Johnson Matthey Pharmaceutical Materials. The ruling prevents the ANDA defendants from launching generic versions of VYVANSE until the expiration of these patents in 2023. The defendants may move for rehearing at the Federal Circuit, or may file a petition at the US Supreme Court.

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BOARD AND COMMITTEE CHANGES

On September 1, 2015 Shire announced the appointment of Sara Mathew to its Board of Directors as a Non-Executive Director. Sara will also be a member of the Audit, Compliance & Risk Committee of the Shire Board. Both appointments were effective as of September 1, 2015.

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
- Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Media
- Michele Galen	mgalen@shire.com	+1 781 482 1867
- Gwen Fisher	gfisher@shire.com	+1 484 595 9836
- Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538
- Brooke Clarke	brclarke@shire.com	+44 1256 894829

Dial in details for the live conference call for investors at 14:00 BST / 09:00 EDT on October 23, 2015:

UK dial in:	0808 237 0030 or 020 3139 4830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	Click here
Password/Conf ID:	25841912#
Live Webcast:	Click here

The quarterly earnings presentation will be available today at 13:00 BST / 08:00 EDT on:

- Shire.com Investors section

- Shire's IR Briefcase in the iTunes Store

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OVERVIEW OF THIRD QUARTER 2015 FINANCIAL RESULTS

1.	Product sales

For the three months to September 30, 2015 product sales were up 2% to $1,577 million (Q3 2014: $1,552 million) and represented 95% of total revenues (Q3 2014: 97%).

		Year on year growth			US Exit Market Share(2)
Product sales	Sales $M	Sales	Non GAAP CER(1)	US Rx(2)

VYVANSE	427.3	+20%	+22%	+9%	17%
CINRYZE	187.5	+29%	+30%	n/a(3)	n/a(3)
LIALDA®/MEZAVANT®	176.6	+0%	+2%	+10%	35%
ELAPRASE	134.0	-21%	-10%	n/a(3)	n/a(3)
FIRAZYR	123.2	+25%	+28%	n/a(3)	n/a(3)
REPLAGAL	111.1	-18%	-6%	n/a(4)	n/a(4)
PENTASA®	87.7	+12%	+12%	-7%	12%
VPRIV	85.1	-12%	-4%	n/a(3)	n/a(3)
ADDERALL XR®	78.0	-18%	-17%	+9%	5%
GATTEX/REVESTIVE	43.0	n/a	n/a	n/a(3)	n/a(3)
INTUNIV	18.1	-81%	-81%	-73%	1%
NATPARA	6.9	n/a	n/a	n/a(3)	n/a(3)
OTHER	98.3	-7%	+3%	n/a	n/a
Total	1,576.8	+2%	+6%

(1)	On a CER basis, which is a Non GAAP measure.

(2)	Data provided by IMS Health National Prescription Audit (“IMS NPA”). Exit market share represents the average US market share in the month ended September 30, 2015.

(3)	IMS NPA Data not available.

(4)	Not sold in the US in Q3 2015.

VYVANSE – ADHD and BED

VYVANSE product sales grew strongly (up 20%) in Q3 2015 compared to Q3 2014. Growth was driven by year over year script growth in the US (up 9%) and the benefit of price increases taken since Q3 2014. Q3 2015 also benefited from approximately $30 million of additional stocking compared to the prior year. These factors were partially offset by higher sales deductions in Q3 2015 compared to Q3 2014.

CINRYZE – for the prophylactic treatment of HAE

CINRYZE sales were up 29% on Q3 2014, primarily driven by strong growth in patients on therapy and the benefit of higher stocking in Q3 2015 compared to Q3 2014. To a lesser extent sales also benefited from a price increase taken since Q3 2014.

LIALDA/MEZAVANT – Ulcerative Colitis

Product sales for LIALDA/MEZAVANT in Q3 2015 were flat compared to Q3 2014. The benefit of higher prescription demand and a price increase taken since Q3 2014 was offset by higher sales deductions as a percentage of product sales and lower stocking in Q3 2015 compared to Q3 2014.

ELAPRASE – Hunter syndrome

ELAPRASE product sales in Q3 2015 were down 21% compared to Q3 2014, reflecting the negative impact of foreign exchange movements and strong Q3 2014 comparatives due to the timing of large shipments to markets which order less frequently. On a Non GAAP CER basis ELAPRASE sales were down 10% compared to Q3 2014.

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FIRAZYR – for the treatment of acute HAE attacks

FIRAZYR product sales were up 25% (up 28% on a Non GAAP CER basis), primarily due to growth in patients on therapy and price increases taken since Q3 2014.

REPLAGAL – Fabry disease

REPLAGAL sales were down 18% compared to Q3 2014, reflecting the negative impact of foreign exchange movements and strong Q3 2014 comparatives due to the timing of large shipments to markets which order less frequently. On a Non GAAP CER basis REPLAGAL sales were down 6% compared to Q3 2014.

PENTASA – Ulcerative Colitis

PENTASA product sales increased in Q3 2015 (up 12%) driven by price increases taken since Q3 2014 and higher stocking in Q3 2015 compared to Q3 2014.

VPRIV – Gaucher disease

VPRIV product sales in Q3 2015 were down 12% (down 4% on a Non GAAP CER basis).

ADDERALL XR – ADHD

ADDERALL XR product sales were down 18% in Q3 2015, as increased prescription demand and slightly higher stocking in the quarter was more than offset by the effect of higher sales deductions as a percentage of product sales in Q3 2015 compared to Q3 2014.

GATTEX/REVESTIVE – Short Bowel Syndrome

Shire acquired GATTEX/REVESTIVE through its acquisition of NPS on February 21, 2015, and recorded sales of $43 million in Q3 2015 (up 54% on a pro-forma basis(1)).

(1)	Sales prior to February 21, 2015 were recorded by NPS, prior to the acquisition by Shire.

INTUNIV – ADHD

INTUNIV product sales were down 81% in Q3 2015 reflecting the impact of generic competitors since December 2014, which resulted in lower prescription demand and significantly higher sales deductions as a percentage of product sales.

NATPARA – Hypoparathyroidism

Shire made NATPARA available on April 1, 2015, after acquiring the product through its acquisition of NPS and following a strong US launch sales of $7 million were recorded in Q3 2015.

2.	Royalties

			Year on year growth
Product		Royalties to Shire $M	Royalties	CER

SENSIPAR		34.8	n/a	n/a
FOSRENOL®	1.00	13.2	-10%	+7%
3TC® and ZEFFIX®	1.00	11.9	+35%	+35%
ADDERALL XR	1.00	7.1	-25%	-25%
Other	1.00	9.3	+33%	+35%
Total	1.00	76.3	+91%	+98%

Royalty income increased by 91% in Q3 2015 due primarily to the inclusion of royalty income receivable from Amgen for SENSIPAR (following the acquisition of NPS by Shire).

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3.	Financial details

Cost of product sales

	Q3 2015	% of product sales	Q3 2014	% of product sales
	$M		$M
Cost of product sales (US GAAP)	262.7	17%	254.3	16%
Unwind of inventory fair value step-up	(6.7)		(18.1)
Costs of employee retention awards following AbbVie's terminated offer for Shire	(1.0)		-
Depreciation	(9.6)		(16.9)
Cost of product sales (Non GAAP)	245.4	16%	219.3	14%

Non GAAP cost of product sales as a percentage of product sales increased by 2 percentage points in Q3 2015 compared to the same period in 2014, due to the mix of sales with a higher proportion coming from slightly lower margin products, particularly CINRYZE.

US GAAP cost of product sales as a percentage of product sales saw a lower increase than on a Non GAAP basis due to lower charges in relation to the unwind of the fair value adjustment on acquired inventories and lower depreciation charges.

R&D

	Q3 2015	% of product sales	Q3 2014	% of product sales
	$M		$M
R&D (US GAAP)	241.2	15%	228.6	15%
Payments in respect of in-licensed and acquired products	-		(12.5)
Costs of employee retention awards following AbbVie's terminated offer for Shire	(2.0)		-
Depreciation	(5.5)		(6.1)
R&D (Non GAAP)	233.7	15%	210.0	14%

Non GAAP R&D increased by $23.7 million, or 11% in Q3 2015, due to continued investment in existing pipeline programs including lifitegrast and the inclusion of NPS R&D costs that were not included in Q3 2014.

US GAAP R&D increased by $12.6 million, or 6%, as compared to Q3 2014.

SG&A

	Q3 2015	% of product sales	Q3 2014	% of product sales
	$M		$M
SG&A (US GAAP)	575.0	36%	522.9	34%
Intangible asset amortization	(132.7)		(62.9)
Legal and litigation costs	(1.7)		(3.3)
Costs incurred in connection with AbbVie’s terminated offer for Shire (including employee retention awards)	(5.0)		(28.4)
Depreciation	(17.8)		(20.7)
SG&A (Non GAAP)	417.8	26%	407.6	26%

Non GAAP SG&A increased by $10.2 million, or 3%, due to the inclusion of NPS’s SG&A costs.

US GAAP SG&A increased by $52.1 million, or 10%, primarily as a result of higher amortization charges on intangible assets acquired with NPS.

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Gain on sale of product rights

For the three months to September 30, 2015 Shire recorded a net gain on sale of non-core product rights of $0.7 million due primarily to the re-measurement of the contingent consideration receivable relating to the divestment of DAYTRANA.

In Q3 2014 Shire recorded a net gain on sale of non-core products rights of $46.0 million, following the divestment of VANCOCIN, ESTRACE and EXPUTEX. The gain on sale of product rights also included the gain on re-measurement of the contingent consideration receivable relating to the divestment of DAYTRANA.

Reorganization costs

For the three months to September 30, 2015 Shire recorded reorganization costs of $31.1 million, primarily related to the relocation of roles from Chesterbrook to Lexington.

In Q3 2014 Shire recorded reorganization costs of $28.2 million related to the One Shire reorganization.

Integration and acquisition costs

For the three months to September 30, 2015 Shire recorded integration and acquisition costs of $89.9 million, which comprised integration and acquisition costs of $30.7 million primarily related to NPS and costs associated with the proposed combination with Baxalta. Additionally there was a net charge of $59.2 million for the change in fair value of contingent consideration liabilities, primarily relating to SHP625 (acquired with Lumena).

In Q3 2014 Shire recorded integration and acquisition costs of $37.1 million. This net charge included costs of $32.2 million related to the acquisition and integration of ViroPharma and $4.9 million relating to the change in fair values of contingent consideration liabilities.

Interest expense

For the three months to September 30, 2015 Shire incurred interest expense of $10.7 million (Q3 2014: $6.8 million). Interest expense in Q3 2015 primarily related to interest and the amortization of financing fees incurred on borrowings to fund the NPS acquisition. Interest expense in Q3 2014 principally related to interest and amortization of issue costs incurred on borrowings to fund the ViroPharma acquisition.

Taxation

The effective rate of tax on Non GAAP income in Q3 2015 was 10% (Q3 2014: 18%), and on a US GAAP basis the effective rate of tax was -5% (Q3 2014: 11%).

The effective rate of tax in Q3 2015 on both US GAAP and Non GAAP income from continuing operations is lower than the same period in 2014, and the US GAAP rate is negative, primarily due to the release of certain valuation allowances and the effect from the finalization of various tax returns recognized during the quarter.

Discontinued operations

The loss from discontinued operations for the three months to September 30, 2015 was $24.3 million net of tax (Q3 2014: $36.1 million) primarily relating to a change in estimate for onerous lease provisions.

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FINANCIAL INFORMATION

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Unaudited US GAAP financial position as of September 30, 2015
Consolidated Balance Sheets

	September 30,	December 31,
	2015	2014
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	44.9	2,982.4
Restricted cash	102.0	54.6
Accounts receivable, net	1,296.0	1,035.1
Inventories	608.9	544.8
Deferred tax asset	439.3	344.7
Prepaid expenses and other current assets	215.0	221.5

Total current assets	2,706.1	5,183.1

Non-current assets:
Investments	44.2	43.7
Property, plant and equipment ("PP&E"), net	795.9	837.5
Goodwill	4,289.6	2,474.9
Other intangible assets, net	9,450.6	4,934.4
Deferred tax asset	143.6	112.1
Other non-current assets	23.6	46.4

Total assets	17,453.6	13,632.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,001.8	1,909.4
Short term borrowings	2,005.7	850.0
Other current liabilities	257.0	262.5

Total current liabilities	4,264.5	3,021.9

Non-current liabilities:
Long term borrowings	70.7	-
Deferred tax liability	2,824.8	1,210.6
Other non-current liabilities	739.8	736.7

Total liabilities	7,899.8	4,969.2

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 600.6 million shares issued and outstanding (2014: 1,000 million shares authorized; and 598.6 million shares issued and outstanding)	58.9	58.7
Additional paid-in capital	4,439.2	4,338.0
Treasury stock: 9.7 million shares (2014: 10.8 million)	(321.2)	(345.9)
Accumulated other comprehensive loss	(155.1)	(31.5)
Retained earnings	5,532.0	4,643.6

Total equity	9,553.8	8,662.9

Total liabilities and equity	17,453.6	13,632.1

14

Unaudited US GAAP results for the three months and nine months to September 30, 2015
Consolidated Statements of Income

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	$M	$M	$M	$M
Revenues:
Product sales	1,576.8	1,552.0	4,476.2	4,329.7
Royalties	76.3	39.9	218.2	101.4
Other revenues	1.9	5.2	6.6	14.9
Total revenues	1,655.0	1,597.1	4,701.0	4,446.0

Costs and expenses:
Cost of product sales	262.7	254.3	718.5	760.8
R&D(1)	241.2	228.6	1,210.8	826.0
SG&A(2)	575.0	522.9	1,708.9	1,449.4
Gain on sale of product rights	(0.7)	(46.0)	(13.0)	(86.2)
Reorganization costs	31.1	28.2	59.6	123.4
Integration and acquisition costs	89.9	37.1	(46.8)	155.8
Total operating expenses	1,199.2	1,025.1	3,638.0	3,229.2

Operating income from continuing operations	455.8	572.0	1,063.0	1,216.8

Interest income	0.8	3.6	3.4	22.8
Interest expense	(10.7)	(6.8)	(31.6)	(25.7)
Other income, net	9.6	6.8	11.9	14.8
Total other (expense)/income, net	(0.3)	3.6	(16.3)	11.9

Income from continuing operations before income taxes and equity in (losses)/earnings of equity method investees	455.5	575.6	1,046.7	1,228.7
Income taxes	22.3	(61.2)	9.0	64.7
Equity in (losses)/earnings of equity method investees, net of taxes	(0.7)	1.4	(1.6)	3.8
Income from continuing operations, net of tax	477.1	515.8	1,054.1	1,297.2
Loss from discontinued operations, net of taxes	(24.3)	(36.1)	(31.3)	(64.0)
Net income	452.8	479.7	1,022.8	1,233.2

(1)	R&D costs include impairments of IPR&D intangible assets of $nil and $523.3 million for the three and nine months to September 30, 2015 (2014: $nil and $188.0 million), respectively.

(2)	SG&A costs include amortization of intangible assets relating to intellectual property rights acquired of $132.7 million for the three months to September 30, 2015 (2014: $62.9 million) and $352.3 million for the nine months to September 30, 2015 (2014: $181.9 million).

15

Unaudited US GAAP results for the three months and nine months to September 30, 2015
Consolidated Statements of Income (continued)

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
Earnings per Ordinary Share – basic
Earnings from continuing operations	80.7c	87.8c	178.6c	221.3c
Loss from discontinued operations	(4.1c)	(6.1c)	(5.3c)	(10.9c)

Earnings per Ordinary Share – basic	76.6c	81.7c	173.3c	210.4c

Earnings per ADS – basic	229.8c	245.1c	519.9c	631.2c

Earnings per Ordinary Share – diluted
Earnings from continuing operations	80.4c	87.0c	177.7c	219.1c
Loss from discontinued operations	(4.1c)	(6.1c)	(5.3c)	(10.8c)

Earnings per Ordinary Share – diluted	76.3c	80.9c	172.4c	208.3c

Earnings per ADS – diluted	228.9c	242.7c	517.2c	624.9c

Weighted average number of shares:
	Millions	Millions	Millions	Millions

Basic	590.9	587.6	590.2	586.1
Diluted	593.4	592.6	593.2	592.1

16

Unaudited US GAAP results for the three months and nine months to September 30, 2015
Consolidated Statements of Cash Flows

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	452.8	479.7	1,022.8	1,233.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165.6	106.6	457.4	307.1
Share based compensation	26.5	22.6	70.8	78.3
Change in fair value of contingent consideration	59.2	4.9	(196.5)	26.3
Impairment of intangible assets	-	-	523.3	188.0
Write down of assets	-	1.0	-	14.0
Gain on sale of product rights	(0.7)	(12.4)	(13.0)	(52.6)
Unwind of inventory fair value step-up	6.7	18.1	23.0	90.6
Other, net	(14.9)	(1.9)	(3.8)	16.5
Movement in deferred taxes	(98.9)	37.8	(178.3)	63.1
Equity in losses/(earnings) of equity method investees	0.7	(1.4)	1.6	(3.8)
Changes in operating assets and liabilities:
Increase in accounts receivable	(203.2)	(54.8)	(288.1)	(92.1)
Increase/(decrease) in sales deduction accrual	62.7	(77.8)	100.0	28.2
Decrease/(increase) in inventory	15.7	(4.1)	(21.7)	(15.8)
(Increase)/decrease in prepayments and other assets	(7.2)	22.8	21.2	(114.7)
Increase/(decrease) in accounts payable and other liabilities	96.3	52.3	56.5	(92.8)
Net cash provided by operating activities(A)	561.3	593.4	1,575.2	1,673.5

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in restricted cash	(28.5)	(20.4)	(48.0)	(32.3)
Purchases of subsidiary undertakings and businesses, net of cash acquired	(304.2)	(86.1)	(5,553.4)	(4,104.4)
Purchases of non-current investments	(0.3)	(19.7)	(5.2)	(22.8)
Purchases of PP&E	(22.3)	(30.7)	(62.1)	(49.8)
Proceeds from short-term investments	-	1.5	67.0	57.8
Proceeds from disposal of non-current investments	14.1	13.3	18.5	21.3
Proceeds received on sale of product rights	5.7	69.9	14.5	122.7
Other, net	3.6	4.1	2.7	1.3
Net cash used in investing activities(B)	(331.9)	(68.1)	(5,566.0)	(4,006.2)

17

Unaudited US GAAP results for the three months and nine months to September 30, 2015
Consolidated Statements of Cash Flows (continued)

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	$M	$M	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from revolving line of credit, long term and short term borrowings	725.2	-	3,650.8	2,310.8
Repayment of revolving line of credit and short term borrowings	(955.2)	(210.2)	(2,486.1)	(1,461.8)
Repayment of debt acquired through business combinations	-	-	-	(551.5)
Proceeds from ViroPharma call options	-	-	-	346.7
Payment of dividend	-	-	(110.2)	(99.6)
Excess tax benefit associated with exercise of stock options	3.5	8.3	30.5	37.4
Contingent consideration payments	(4.3)	(2.5)	(8.8)	(12.8)
Other, net	(16.8)	(1.7)	(21.3)	(2.0)
Net cash (used in)/provided by financing activities(C)	(247.6)	(206.1)	1,054.9	567.2
Effect of foreign exchange rate changes on cash and cash equivalents (D)	(0.9)	(5.1)	(1.6)	(6.2)
Net (decrease)/increase in cash and cash equivalents(A) +(B) +(C) +(D)	(19.1)	314.1	(2,937.5)	(1,771.7)
Cash and cash equivalents at beginning of period	64.0	153.6	2,982.4	2,239.4
Cash and cash equivalents at end of period	44.9	467.7	44.9	467.7

18

Unaudited US GAAP results for the three months and nine months to September 30, 2015

Selected Notes to the Financial Statements

(1) Earnings Per Share (“EPS”)

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	$M	$M	$M	$M

Income from continuing operations	477.1	515.8	1,054.1	1,297.2
Loss from discontinued operations	(24.3)	(36.1)	(31.3)	(64.0)

Numerator for EPS	452.8	479.7	1,022.8	1,233.2

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(1)	590.9	587.6	590.2	586.1
Effect of dilutive shares:
Share based awards to employees(2)	2.5	5.0	3.0	6.0

Diluted	593.4	592.6	593.2	592.1

(1)	Excludes shares purchased by the EBT and under the share buy-back program and presented by Shire as treasury stock.

(2)	Calculated using the treasury stock method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	Millions	Millions	Millions	Millions
Share based awards to employees(1)	3.9	0.3	3.3	0.3

(1)	Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

19

Unaudited US GAAP results for the three months to September 30, 2015

Selected Notes to the Financial Statements

(2) Analysis of revenues

3 months to September 30,	2015	2014	2015	2015
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	427.3	354.9	20%	26%
CINRYZE	187.5	145.1	29%	11%
LIALDA/MEZAVANT	176.6	176.6	0%	11%
ELAPRASE	134.0	168.8	-21%	8%
FIRAZYR	123.2	98.4	25%	7%
REPLAGAL	111.1	135.9	-18%	7%
PENTASA	87.7	78.3	12%	5%
VPRIV	85.1	96.4	-12%	5%
ADDERALL XR	78.0	95.3	-18%	5%
FOSRENOL	43.7	48.1	-9%	3%
GATTEX/REVESTIVE	43.0	-	n/a	3%
XAGRID®	26.9	27.1	-1%	2%
INTUNIV	18.1	96.7	-81%	1%
NATPARA	6.9	-	n/a	<1%
Other product sales	27.7	30.4	-9%	2%
Total product sales	1,576.8	1,552.0	2%	95%
Royalties:
SENSIPAR	34.8	-	n/a	2%
FOSRENOL	13.2	14.6	-10%	<1%
3TC and ZEFFIX	11.9	8.8	35%	<1%
ADDERALL XR	7.1	9.5	-25%	<1%
Other	9.3	7.0	33%	<1%
Total royalties	76.3	39.9	91%	5%
Other revenues	1.9	5.2	-63%	<1%
Total revenues	1,655.0	1,597.1	4%	100%

20

Unaudited US GAAP results for the nine months to September 30, 2015

Selected Notes to the Financial Statements

(2) Analysis of revenues

9 months to September 30,	2015	2014	2015	2015
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	1,268.9	1,065.6	19%	27%
CINRYZE	474.4	360.6	32%	10%
LIALDA/MEZAVANT	483.0	449.1	8%	10%
ELAPRASE	405.5	449.5	-10%	9%
FIRAZYR	319.8	262.3	22%	7%
REPLAGAL	325.5	380.7	-14%	7%
PENTASA	232.7	213.8	9%	5%
VPRIV	256.2	273.0	-6%	5%
ADDERALL XR	259.7	280.2	-7%	6%
FOSRENOL	132.9	136.2	-2%	3%
GATTEX/REVESTIVE	95.2	-	n/a	2%
XAGRID	75.0	82.1	-9%	2%
INTUNIV	45.0	279.0	-84%	1%
NATPARA	12.8	-	n/a	<1%
Other product sales	89.6	97.6	-8%	2%
Total product sales	4,476.2	4,329.7	3%	95%
Royalties:
SENSIPAR	80.0	-	n/a	2%
INTUNIV	27.8	-	n/a	1%
FOSRENOL	32.4	36.8	-12%	1%
3TC and ZEFFIX	29.9	24.6	22%	1%
ADDERALL XR	22.2	23.0	-3%	<1%
Other	25.9	17.0	52%	<1%
Total royalties	218.2	101.4	115%	5%
Other revenues	6.6	14.9	-56%	<1%
Total revenues	4,701.0	4,446.0	6%	100%

21

Unaudited results for the three months to September 30, 2015

Non GAAP reconciliation

3 months to September 30, 2015	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,655.0	-	-	-	-	-	-	1,655.0

Costs and expenses:
Cost of product sales	262.7	-	(6.7)	-	-	(1.0)	(9.6)	245.4
R&D	241.2	-	-	-	-	(2.0)	(5.5)	233.7
SG&A	575.0	(132.7)	-	-	(1.7)	(5.0)	(17.8)	417.8
Gain on sale of product rights	(0.7)	-	-	0.7	-	-	-	-
Reorganization costs	31.1	-	-	(31.1)	-	-	-	-
Integration and acquisition costs	89.9	-	(89.9)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	32.9	32.9
Total operating expenses	1,199.2	(132.7)	(96.6)	(30.4)	(1.7)	(8.0)	-	929.8

Operating income	455.8	132.7	96.6	30.4	1.7	8.0	-	725.2

Interest income	0.8	-	-	-	-	-	-	0.8
Interest expense	(10.7)	-	-	-	-	-	-	(10.7)
Other income/(expense) net	9.6	-	-	(10.4)	-	-	-	(0.8)
Total other expense, net	(0.3)	-	-	(10.4)	-	-	-	(10.7)
Income before income taxes and equity in losses of equity method investees	455.5	132.7	96.6	20.0	1.7	8.0	-	714.5
Income taxes	22.3	(52.3)	(33.0)	(6.2)	(0.6)	(2.3)	-	(72.1)
Equity in losses of equity method investees, net of tax	(0.7)	-	-	-	-	-	-	(0.7)
Income from continuing operations	477.1	80.4	63.6	13.8	1.1	5.7	-	641.7
Loss from discontinued operations, net of tax	(24.3)	-	-	24.3	-	-	-	-
Net income	452.8	80.4	63.6	38.1	1.1	5.7	-	641.7
Weighted average number of shares (millions) – diluted	593.4	-	-	-	-	-	-	593.4
Diluted earnings per ADS	228.9c	40.5c	32.1c	19.2c	0.6c	3.0c	-	324.4c

The following items are included in Adjustments:

(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($132.7 million), and tax effect of adjustments;

(b)	Acquisition and integration activities: Unwind of NPS inventory fair value adjustments ($6.7 million), acquisition and integration costs associated with NPS, ViroPharma and the proposed combination with Baxalta ($30.7 million), charges related to the change in fair value of contingent consideration liabilities ($59.2 million), and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Gain on re-measurement of DAYTRANA contingent consideration to fair value ($0.7 million), costs relating to the One Shire reorganization, including costs relating to the relocation of staff from Chesterbrook to Lexington ($31.1 million), gain on sale of long-term investment ($10.4 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($24.3 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($1.7 million), and tax effect of adjustments;

(e)	Other: Costs associated with AbbVie’s terminated offer for Shire ($8.0 million), and tax effect of adjustments; and

(f)	Depreciation reclassification: Depreciation of $32.9 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

22

Unaudited results for the three months to September 30, 2014

Non GAAP reconciliation

3 months to September 30, 2014	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,597.1	-	-	-	-	-	-	1,597.1

Costs and expenses:
Cost of product sales	254.3	-	(18.1)	-	-	-	(16.9)	219.3
R&D	228.6	-	(12.5)	-	-	-	(6.1)	210.0
SG&A	522.9	(62.9)	-	-	(3.3)	(28.4)	(20.7)	407.6
Gain on sale of product rights	(46.0)	-	-	46.0	-	-	-	-
Reorganization costs	28.2	-	-	(28.2)	-	-	-	-
Integration and acquisition costs	37.1	-	(37.1)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	43.7	43.7
Total operating expenses	1,025.1	(62.9)	(67.7)	17.8	(3.3)	(28.4)	-	880.6

Operating income	572.0	62.9	67.7	(17.8)	3.3	28.4	-	716.5

Interest income	3.6	-	-	-	-	(2.8)	-	0.8
Interest expense	(6.8)	-	-	-	-	-	-	(6.8)
Other income/(expense), net	6.8	-	(4.7)	(10.8)	-	-	-	(8.7)
Total other income/(expense), net	3.6	-	(4.7)	(10.8)	-	(2.8)	-	(14.7)
Income before income taxes and equity in earnings of equity method investees	575.6	62.9	63.0	(28.6)	3.3	25.6	-	701.8
Income taxes	(61.2)	(29.5)	(17.9)	13.9	(1.2)	(27.7)	-	(123.6)
Equity in earnings of equity method investees, net of tax	1.4	-	-	-	-	-	-	1.4
Income from continuing operations	515.8	33.4	45.1	(14.7)	2.1	(2.1)	-	579.6
Loss from discontinued operations, net of tax	(36.1)	-	-	36.1	-	-	-	-
Net income	479.7	33.4	45.1	21.4	2.1	(2.1)	-	579.6
Weighted average number of shares (millions) – diluted	592.6	-	-	-	-	-	-	592.6
Diluted earnings per ADS	242.7c	16.9c	22.9c	10.9c	1.2c	(1.2c)	-	293.4c

The following items are included in Adjustments:

(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($62.9 million), and tax effect of adjustments;

(b)	Acquisition and integration activities: Unwind of ViroPharma inventory fair value adjustments ($18.1 million), payments in respect of in-licensed and acquired products ($12.5 million), costs primarily associated with the acquisition and integration of ViroPharma ($32.2 million), net charge related to the change in fair value of contingent consideration liabilities ($4.9 million), gain on settlement of pre-existing relationship with an acquired business ($4.7 million), and tax effect of adjustments;

(c)	Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($46.0 million), costs relating to the One Shire reorganization ($28.2 million), gain on sale of long term investments ($10.8 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($36.1 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($3.3 million), and tax effect of adjustments;

(e)	Other: Costs associated with AbbVie’s terminated offer for Shire ($28.4 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($2.8 million), net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($27.7 million), and tax effect of adjustments; and

(f)	Depreciation reclassification: Depreciation of $43.7 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

23

Unaudited results for the nine months to September 30, 2015

Non GAAP reconciliation

9 months to September 30, 2015	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	4,701.0	-	-	-	-	-	-	4,701.0

Costs and expenses:
Cost of product sales	718.5	-	(23.0)	-	-	(6.5)	(34.4)	654.6
R&D	1,210.8	(523.3)	-	-	-	(13.5)	(17.2)	656.8
SG&A	1,708.9	(352.3)	-	-	(4.4)	(36.0)	(53.5)	1,262.7
Gain on sale of product rights	(13.0)	-	-	13.0	-	-	-	-
Reorganization costs	59.6	-	-	(59.6)	-	-	-	-
Integration and acquisition costs	(46.8)	-	46.8	-	-	-	-	-
Depreciation	-	-	-	-	-	-	105.1	105.1
Total operating expenses	3,638.0	(875.6)	23.8	(46.6)	(4.4)	(56.0)	-	2,679.2

Operating income	1,063.0	875.6	(23.8)	46.6	4.4	56.0	-	2,021.8

Interest income	3.4	-	-	-	-	(1.1)	-	2.3
Interest expense	(31.6)	-	-	-	-	-	-	(31.6)
Other income/(expense), net	11.9	-	-	(14.1)	-	-	-	(2.2)
Total other expense, net	(16.3)	-	-	(14.1)	-	(1.1)	-	(31.5)
Income before income taxes and equity in losses of equity method investees	1,046.7	875.6	(23.8)	32.5	4.4	54.9	-	1,990.3
Income taxes	9.0	(187.9)	(53.1)	(13.3)	(1.6)	(19.3)	-	(266.2)
Equity in losses of equity method investees, net of tax	(1.6)	-	-	-	-	-	-	(1.6)
Income from continuing operations	1,054.1	687.7	(76.9)	19.2	2.8	35.6	-	1,722.5
Loss from discontinued operations, net of tax	(31.3)	-	-	31.3	-	-	-	-
Net income	1,022.8	687.7	(76.9)	50.5	2.8	35.6	-	1,722.5
Weighted average number of shares (millions) – diluted	593.2	-	-	-	-	-	-	593.2
Diluted earnings per ADS	517.2c	347.8c	(38.9c)	25.6c	1.5c	18.0c	-	871.2c

The following items are included in Adjustments:

a)	Amortization and asset impairments: Impairment of SHP625 IPR&D intangible asset ($346.6 million), impairment of SHP608 IPR&D intangible asset ($176.7 million), amortization of intangible assets relating to intellectual property rights acquired ($352.3 million), and tax effect of adjustments;

b)	Acquisition and integration activities: Unwind of NPS inventory fair value adjustments ($21.7 million), unwind of ViroPharma inventory fair value adjustments ($1.3 million), acquisition and integration costs associated with NPS, ViroPharma and the proposed combination with Baxalta ($149.7 million), net credit related to the change in fair values of contingent consideration liabilities ($196.5 million), and tax effect of adjustments;

c)	Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($11.9 million), gain on disposal of non-core product rights ($1.1 million), costs relating to the One Shire reorganization, including costs relating to the relocation of staff from Chesterbrook to Lexington ($59.6 million), gain on sale of long term investments ($14.1 million), tax effect of adjustments and loss from discontinued operations, net of tax ($31.3 million);

d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($4.4 million), and tax effect of adjustments;

e)	Other: Costs associated with AbbVie’s terminated offer for Shire ($56.0 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($1.1 million); and

f)	Depreciation reclassification: Depreciation of $105.1 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

24

Unaudited results for the nine months to September 30, 2014

Non GAAP reconciliation

9 months to September 30, 2014	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	4,446.0	-	-	-	-	-	-	4,446.0

Costs and expenses:
Cost of product sales	760.8	-	(90.6)	-	-	-	(44.9)	625.3
R&D	826.0	(188.0)	(12.5)	-	-	-	(17.7)	607.8
SG&A	1,449.4	(181.9)	-	-	(7.2)	(47.5)	(62.6)	1,150.2
Gain on sale of product rights	(86.2)	-	-	86.2	-	-	-	-
Reorganization costs	123.4	-	-	(123.4)	-	-	-	-
Integration and acquisition costs	155.8	-	(155.8)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	125.2	125.2
Total operating expenses	3,229.2	(369.9)	(258.9)	(37.2)	(7.2)	(47.5)	-	2,508.5

Operating income	1,216.8	369.9	258.9	37.2	7.2	47.5	-	1,937.5

Interest income	22.8	-	-	-	-	(21.4)	-	1.4
Interest expense	(25.7)	-	-	-	-	-	-	(25.7)
Other income/(expense), net	14.8	-	(4.7)	(15.8)	-	-	-	(5.7)
Total other income/(expense), net	11.9	-	(4.7)	(15.8)	-	(21.4)	-	(30.0)
Income before income taxes and equity in earnings of equity method investees	1,228.7	369.9	254.2	21.4	7.2	26.1	-	1,907.5
Income taxes	64.7	(105.5)	(43.4)	(11.5)	(2.6)	(243.7)	-	(342.0)
Equity in earnings of equity method investees, net of tax	3.8	-	-	-	-	-	-	3.8
Income from continuing operations	1,297.2	264.4	210.8	9.9	4.6	(217.6)	-	1,569.3
Loss from discontinued operations, net of tax	(64.0)	-	-	64.0	-	-	-	-
Net income	1,233.2	264.4	210.8	73.9	4.6	(217.6)	-	1,569.3
Weighted average number of shares (millions) – diluted	592.1	-	-	-	-	-	-	592.1
Diluted earnings per ADS	624.9c	134.0c	106.7c	37.4c	2.4c	(110.4c)	-	795.0c

The following items are included in Adjustments:

a)	Amortization and asset impairments: Impairment of IPR&D intangible assets ($188.0 million), amortization of intangible assets relating to intellectual property rights acquired ($181.9 million), and tax effect of adjustments;

b)	Acquisition and integration activities: Unwind of ViroPharma inventory fair value adjustments ($90.6 million), payments in respect of in-licensed and acquired products ($12.5 million), costs primarily associated with the acquisition and integration of ViroPharma ($129.5 million), net charge related to the change in fair values of contingent consideration liabilities ($26.3 million), gain on settlement of pre-existing relationship with an acquired business ($4.7 million), and tax effect of adjustments;

c)	Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($86.2 million), costs relating to the One Shire reorganization ($123.4 million), gain on sale of long term investments ($15.8 million), tax effect of adjustments and loss from discontinued operations, net of tax ($64.0 million);

d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($7.2 million), and tax effect of adjustments;

e)	Other: Costs associated with AbbVie’s terminated offer for Shire ($47.5 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($21.4 million), net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($243.7 million), and tax effect of adjustment; and

f)	Depreciation reclassification: Depreciation of $125.2 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

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Unaudited results for the three months and nine months to September 30, 2015

Non GAAP reconciliation

The following table reconciles US GAAP net income to Non GAAP EBITDA:

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	$M	$M	$M	$M
US GAAP Net Income	452.8	479.7	1,022.8	1,233.2
(Deduct)/add back:
Loss from discontinued operations, net of tax	24.3	36.1	31.3	64.0
Equity in losses/(earnings) of equity method investees, net of taxes	0.7	(1.4)	1.6	(3.8)
Income taxes	(22.3)	61.2	(9.0)	(64.7)
Other income, net	(9.6)	(6.8)	(11.9)	(14.8)
Interest expense	10.7	6.8	31.6	25.7
Interest income	(0.8)	(3.6)	(3.4)	(22.8)

US GAAP Operating income from continuing operations	455.8	572.0	1,063.0	1,216.8

Amortization	132.7	62.9	352.3	181.9
Depreciation	32.9	43.7	105.1	125.2
Asset impairments	-	-	523.3	188.0
Acquisition and integration activities	96.6	67.7	(23.8)	258.9
Divestments, reorganizations and discontinued operations	30.4	(17.8)	46.6	37.2
Legal and litigation costs	1.7	3.3	4.4	7.2
Other	8.0	28.4	56.0	47.5

Non GAAP EBITDA	758.1	760.2	2,126.9	2,062.7

Depreciation	(32.9)	(43.7)	(105.1)	(125.2)

Non GAAP Operating income from continuing operations	725.2	716.5	2,021.8	1,937.5

Net income margin(1)	27%	30%	22%	28%

Non GAAP EBITDA margin(2)	43%	46%	43%	45%

(1) Net income as a percentage of total revenues.
(2) Non GAAP EBITDA as a percentage of product sales, excluding royalties and other revenues.

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Unaudited results for the three months and nine months to September 30, 2015

Non GAAP reconciliation

The following table reconciles US GAAP product sales to Non GAAP Gross Margin:

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	$M	$M	$M	$M
US GAAP Product Sales	1,576.8	1,552.0	4,476.2	4,329.7
(Deduct)/add back:
Cost of product sales (US GAAP)	(262.7)	(254.3)	(718.5)	(760.8)
Unwind of inventory fair value step-up	6.7	18.1	23.0	90.6
Costs of employee retention awards following AbbVie's terminated offer for Shire	1.0	-	6.5	-
Depreciation	9.6	16.9	34.4	44.9
Non GAAP Gross Margin	1,331.4	1,332.7	3,821.6	3,704.4

Non GAAP Gross Margin % (1)	84.4%	85.9%	85.4%	85.6%

(1) Gross Product Margin as a percentage of product sales.

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	$M	$M	$M	$M
Net cash provided by operating activities	561.3	593.4	1,575.2	1,673.5
Tax and interest payments, net	26.4	5.9	33.6	163.7
Receipt from the Canadian revenue authorities	-	-	-	(248.0)
Up-front payments in respect of in-licensed and acquired products	-	12.5	-	12.5
Non GAAP cash generation	587.7	611.8	1,608.8	1,601.7

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months to September 30,		9 months to September 30,
	2015	2014	2015	2014
	$M	$M	$M	$M
Net cash provided by operating activities	561.3	593.4	1,575.2	1,673.5
Up-front payments in respect of in-licensed and acquired products	-	12.5	-	12.5
Capital expenditure	(22.3)	(30.7)	(62.1)	(49.8)
Non GAAP free cash flow	539.0	575.2	1,513.1	1,636.2

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Non GAAP net (debt)/cash comprises:

	September 30,	December 31,
	2015	2014
	$M	$M
Cash and cash equivalents	44.9	2,982.4

Long term borrowings	(70.7)	-
Short term borrowings	(2,005.7)	(850.0)
Other debt	(13.4)	(13.7)
Non GAAP net (debt)/cash	(2,044.9)	2,118.7

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

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THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, including without limitation statements concerning our 10x20 ambitions and targets, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	product sales from ADDERALL XR and INTUNIV are subject to generic competition;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payers in a timely manner for Shire's products may affect future revenues, financial condition and results of operations;

•	Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•	the manufacture of Shire’s products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•	the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely affect Shire’s revenues, financial condition or results of operations;

•	investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•	adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•	Shire faces intense competition for highly qualified personnel from other companies and organizations. Shire is undergoing a corporate reorganization and was the subject of an unsuccessful acquisition proposal and the consequent uncertainty could adversely affect Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of NPS Pharmaceuticals Inc. may adversely affect Shire’s financial condition and results of operations;

•	Shire's strategy to acquire Baxalta may not be successful: Baxalta may refuse to cooperate with Shire; if the proposed combination is consummated, the businesses may not be integrated successfully, including that expected synergies and other benefits of the combination may not be realized and unforeseen costs may arise; and disruption caused by the proposed transaction may adversely affect Shire; and

other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including those risks outlined in “Item 1A: Risk Factors” in Shire’s Annual Report on Form 10-K for the year ended December 31, 2014.

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NON GAAP MEASURES

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP gross margin; Non GAAP R&D; Non GAAP SG&A; Non GAAP other income/(expense); Non GAAP interest income; Non GAAP cash generation; Non GAAP free cash flow, Non GAAP net cash/(debt), Non GAAP EBITDA and Non GAAP EBITDA margin (excluding royalties and other revenues)(1). These Non GAAP measures exclude the effect of certain cash and non-cash items that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s directors.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2015 and 2014, and from our Outlook:

Amortization and asset impairments:

•	Intangible asset amortization and impairment charges; and

•	Other than temporary impairment of investments.

Acquisitions and integration activities:

•	Up-front payments and milestones in respect of in-licensed and acquired products;

•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;

•	Costs associated with the integration of companies; and

•	Noncontrolling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:

•	Gains and losses on the sale of non-core assets;

•	Costs associated with restructuring and reorganization activities;

•	Termination costs; and

•	Income/(losses) from discontinued operations.

Legal and litigation costs:

•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Other:

•	Net income tax credit (being income tax, interest and estimated penalties) related to the settlement of certain tax positions with the Canadian revenue authorities;

•	Costs associated with AbbVie’s terminated offer for Shire, including costs of employee retention awards; and

•	Break fee received in relation to AbbVie’s terminated offer for Shire.

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2015 and 2014 Non GAAP earnings.

(1) Non GAAP EBITDA (as calculated on page 26 of this announcement) as a percentage of product sales, excluding royalties and other revenues.

30

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 22 to 28.

Growth at CER, which is a Non GAAP measure, is computed by restating 2015 results using average 2014 foreign exchange rates for the relevant period.

Average exchange rates used by Shire for the nine months to September 30, 2015 were $1.54:£1.00 and $1.12:€1.00 (2014: $1.67:£1.00 and $1.36:€1.00). Average exchange rates used by Shire for Q3 2015 were $1.56:£1.00 and $1.11:€1.00 (2014: $1.69:£1.00 and $1.34:€1.00).

TRADE MARKS

All trade marks designated ® and ™ used in this press release are trade marks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trade marks of GlaxoSmithKline, PENTASA® which is a trade mark of FERRING B.V. Corp, LIALDA® which is a trade mark of Nogra International Limited, MEZAVANT® which is a trade mark of Guiliani International Limited, CALCICHEW® which is a trade mark of Takeda and DAYTRANA® which is a trade mark of Noven Pharmaceutical Inc. Certain trade marks of Shire plc or companies within the Shire group are set out in Shire’s most recent Annual Report on Form 10-K for the year ended December 31, 2014.

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